Puyi Inc. 普益有限公司

Certificate Number

Number of Shares

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW
(AS AMENDED OR REVISED FROM TIME TO TIME)

THE AUTHORISED CAPITAL OF THE COMPANY IS USD 2,000,000.00
DIVIDED INTO
2,000,000,000 ORDINARY SHARES OF PAR VALUE USD 0.001 EACH

THIS CERTIFIES THAT

OF

IS THE OWNER OF fully paid **ORDINARY** share(s) of **USD 0.001** each

IN THE COMPANY **Puyi Inc.** 普益有限公司 (the "**Company**") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company.

EXECUTED on behalf of the Company this ______________day of ________________________________

____
Director